News Release
31500 Northwestern Highway, Suite 300
Farmington Hills, Michigan 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT
RAMCO-GERSHENSON ANNOUNCES COMMENCEMENT OF 6 MILLION COMMON SHARE OFFERING
FARMINGTON HILLS, Mich., May 12, 2010 – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has commenced an underwritten public offering to sell 6 million newly issued common shares of beneficial interest. The joint book-running managers for this offering are BofA Merrill Lynch and J.P. Morgan Securities Inc. The Company plans to grant the underwriters a 30-day option to purchase up to an additional 900,000 common shares of beneficial interest to cover over-allotments, if any.
Ramco-Gershenson intends to use the net proceeds from the offering to prepay the $33.0 million principal payment of its secured term loan facility, to pay off two mortgages in aggregate of $15.9 million and to reduce outstanding borrowings under its secured revolving credit facility.
The offering is being made pursuant to an effective shelf registration statement (No. 333-156689). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com; or J.P. Morgan Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (866) 803 9204.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.
ABOUT RAMCO-GERSHENSON PROPERTIES TRUST
Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Company owns interests in 87 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, Maryland and Illinois.

For additional information regarding Ramco-Gershenson Properties Trust visit the Company’s website at www.rgpt.com.
This press release contains forward-looking statements with respect to the operation of certain of the Company’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include the final terms of the offering and the final size of the offering, our success or failure in implementing our business strategy, economic conditions generally and in the commercial real estate and finance markets specifically, our cost of capital, which depends in part on our asset quality, our relationships with lenders and other capital providers, our business prospects and outlook, changes in governmental regulations, tax rates and similar matters, and our continuing to qualify as a REIT, and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.
CONTACT: Ramco-Gershenson Properties Trust: Dawn Hendershot, Director of Investor Relations and Corporate Communications, 248-592-6202
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